Exhibit (a)(7)

FOR IMMEDIATE RELEASE:                CONTACT:
Valhi, Inc.                           Bobby D. O'Brien
Three Lincoln Centre                  Vice President and Chief Financial Officer
5430 LBJ Freeway, Suite 1700          (972) 233-1700
Dallas, Texas  75240-2697

   VALHI, INC. ANNOUNCES TENDER OFFER FOR UP TO 1,000,000 6 5/8% CONVERTIBLE
       PREFERRED SECURITIES, BENEFICIAL UNSECURED CONVERTIBLE SECURITIES,
                            OF TIMET CAPITAL TRUST I

         DALLAS, TEXAS. . . May 5, 2003 . . . Valhi, Inc. (NYSE: VHI) today announced that it will commence a tender offer to purchase for cash up to 1,000,000 6 5/8% convertible preferred securities, beneficial unsecured convertible securities, of TIMET Capital Trust I, for a purchase price of $10.00 per security. The securities include the associated guarantee by Titanium Metals Corporation (NSYE:TIE), or TIMET. The tender offer will commence today and will expire at 12:00 midnight, New York City time, on Monday, June 2, 2003, unless extended. Tendered securities may be withdrawn at any time prior to the expiration date.

         The terms and conditions of the tender offer appear in Valhi's Offer to Purchase, dated May 5, 2003, and the related Letter of Transmittal. Copies of these and other related documents will be mailed to all holders of the securities. Completion of the tender offer is conditioned upon certain terms and conditions described in the Offer to Purchase. Subject to applicable law, Valhi may, in its sole discretion, waive any condition applicable to the tender offer and may extend or otherwise amend the tender offer.

         Innisfree M&A Incorporated is the information agent for the tender offer and Computershare Trust Company of New York is the depositary. Copies of the Offer to Purchase, Letter of Transmittal and related documents may be obtained at no charge from the information agent or from the website of the Securities and Exchange Commission at www.sec.gov. Additional information concerning the terms of the tender offer, including all questions relating to the mechanics of the tender offer, may be obtained by contacting the information agent at (888) 750-5834.

         This news release is not an offer to purchase, nor a solicitation of an offer to sell with respect to any securities. The tender offer may only be made pursuant to the Offer to Purchase and the accompanying Letter of Transmittal.

         INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE TENDER OFFER STATEMENT WILL BE FILED BY VALHI WITH THE SECURITIES AND EXCHANGE COMMISSION AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL BE FILED BY TIMET WITH THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY VALHI AND TIMET AT THE SEC'S WEBSITE AT WWW.SEC.GOV.